                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549


              ____________________________________________

                              FORM 8-K
              ____________________________________________


                           CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported):
                          August 27, 1994

                  CABLEVISION SYSTEMS CORPORATION
        (Exact Name of Registrant as specified in its charter)


                           Delaware
                  (State of Incorporation)

         1-9046                                  11-2776686
  (Commission File Number)           (IRS Employer Identification Number)

                One Media Crossways, Woodbury, New York 11797
                  (Address of principal executive offices)

            Registrant's telephone number, including area code:
                              (516) 364-8450

ITEM 5. OTHER EVENTS.

     On August 27, 1994, MSG Holdings, L.P. ("Holdings"), a partnership between a subsidiary of Rainbow Programming Holdings, Inc. ("Rainbow"), a wholly-owned subsidiary of Cablevision Systems Corporation ("Cablevision"), and a subsidiary of ITT Corporation, a Delaware corporation ("ITT"), entered into an Agreement and Plan of Merger with Viacom Inc., Paramount Communications Realty Corporation, ITT and Rainbow Garden Corporation, a wholly-owned subsidiary of Rainbow, pursuant to which Holdings will acquire Madison Square Garden Corporation ("MSG") in a transaction in which MSG will be merged with and into Holdings. The purchase price payable by Holdings for MSG will be approximately $1.075 billion, payable in cash.

     MSG owns the world famous 20,000 seat Madison Square Garden Arena and the adjoining 5,600 seat Paramount Theater; the National Hockey League ("NHL") Stanley Cup Champion New York Rangers; the National Basketball Association ("NBA") Championship finalist New York Knicks; and the Madison Square Garden Network, with five million subscribers for Knicks basketball, Rangers hockey, Yankees baseball, boxing, college basketball and other programming.

     The acquisition is subject to customary terms and conditions including the expiration of Hart-Scott_Rodino waiting periods and approvals by the NHL and the NBA of the indirect transfers of the sports franchises, and its expected to close by December 31, 1994.

     ITT, Rainbow and Cablevision are parties to an Agreement, made as of August 15, 1994 (the "Bid Agreement"), pursuant to which it has been agreed that Holdings will fund the purchase price of the acquisition through
(i) borrowings of approximately $355 million from a third party or, if such funding is not obtainable by the closing of the acquisition, from ITT, (ii) an equity contribution from Rainbow of $110 million, and (iii) an equity contribution from ITT of the balance. Within 12 months following the MSG closing, Rainbow may elect to acquire interests in Holdings from ITT sufficient to equalize the equity ownership of ITT and Rainbow in Holdings. The consideration for this equalization interest will be cash because, on September 16, 1994, ITT elected not to exercise a provision which would have permitted Rainbow to make payment in Rainbow common stock. In light of ITT's September 16, 1994 election, Rainbow has the option during the 12 months following the MSG closing to (i) acquire all or a portion of the equalization interest for cash (including interest on such equalization interest at the rate of 11 1/2% per year calculated from the MSG closing date), (ii) maintain its investment at the initial level, or (iii) require ITT to purchase one-half of Rainbow's initial interest in Holdings at the price paid by Rainbow plus an adjustment for


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Rainbow's share of Holdings' operating income after interest expense following the MSG closing. Rainbow has until one year from the time of the MSG closing to make its election and has not finally decided which alternative it will pursue.

     It is expected that initially Holdings will be managed on a 50/50 basis by Rainbow and ITT. If, as discussed above, Rainbow does not equalize its ownership interest in Holdings, its management role will be effectively eliminated. Rainbow also has the right to voluntarily relinquish any power to direct the management and policies of Holdings.

     Rainbow has, pursuant to its New Ventures Agreement with National Broadcasting Company, Inc. ("NBC"), offered NBC the opportunity to participate in one-half of Rainbow's investment in Holdings. NBC has 45 days from the date of the offer in which to decide whether it will participate.

     The following exhibits are filed as a part of this report on Form 8-K:

     10.65 Agreement, dated as of August 15, 1994 among ITT Corporation, the Registrant and Rainbow Programming Holdings, Inc.

     10.66 Amendment Agreement, dated as of September 12, 1994 among ITT Corporation, the Registrant and Rainbow Programming Holdings, Inc.

     10.67 Agreement and Plan of Merger, dated as of August 27, 1994 among Viacom Inc., Paramount Communications Realty Corporation, ITT Corporation, Rainbow Garden Corporation and MSG Holdings, L.P.










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



                              SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.




                             CABLEVISION SYSTEMS CORPORATION



                             By: /s/ William J. Bell
                                 ___________________________
                                    William J. Bell
                                    Vice Chairman




Dated: September 21, 1994








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                             Index to Exhibits
                             -----------------


Exhibit No.
- -----------

10.65 Agreement, dated as of August 15, 1994 among ITT Corporation, the Registrant and Rainbow Programming Holdings, Inc.

10.66 Amendment Agreement, dated as of September 12, 1994 among ITT Corporation, the Registrant and Rainbow Programming Holdings, Inc.

10.67 Agreement and Plan of Merger, dated as of August 27, 1994 among Viacom Inc., Paramount Communications Realty Corporation, ITT Corporation, Rainbow Garden Corporation and MSG Holdings, L.P.














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